CBK

Second Quarter Earnings

Moderator:  Joe Pennington

09-23-03/4:00 pm CT

Exhibit 99.2

CBK

Second Quarter Earnings

September 23, 2003

4:00 pm CT

Conference Coordinator:	Welcome to the Christopher & Banks 2nd Quarter Earnings conference call.

During the presentation, all participants will be in a listen-only mode.  Afterwards, you will be invited to participate in a question and answer session.  If at any time you have a question, you can press the star and 1 on your touchtone phone.

As a reminder, this conference is being recorded.

I would now like to turn the conference over to Ms. Cara O’Brien of Financial Dynamics. Go ahead please.

Cara O’Brien:	Thank you, operator.

Good afternoon everyone and thank you for joining us to discuss Christopher & Banks second quarter results.

The earnings release was sent out after the market closed today. If for any reason you have not received a copy, please call our office at 212 850 5600, and a copy will be sent to you immediately.

Joining us on the call today are Mr. Bill Prange, Chairman and Chief Executive Officer, Mr. Joe Pennington, President and Chief Operating Officer, and Mr. Andy Moller, Chief Financial Officer.  After management has made their formal remarks, we will open up the call for Q&A.

Before we begin, however, I would like to remind you that some of the comments made on the conference call, as either prepared remarks or in response to your question, may contain forward looking statements pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Such information is subject to risk and uncertainties that could cause actual results to materially different from such statements as described in the press release and in Christopher & Banks’ annual report on Form 10K filed with the SEC. We direct all listeners to that report.

The information contained in this conference call is accurate only as of the date discussed.  Investors should not assume that the statements made in this call remain operative at a later time.  Finally, Christopher & Banks Corporation undertakes no obligation to update any information discussed in this call.

Now I would like to turn the call over to Bill Prange, Chairman and CEO. Bill, please go ahead.

William Prange:	Thank you, Cara.

Good afternoon everyone.  I’d like to welcome you to our second quarter conference call and thank you for your continued interest in Christopher & Banks.  Joining me on the call this afternoon are Joe Pennington, who will provide an overview of operations and discuss highlights of the quarter, and Andy Moller, who will discuss our second quarter financial results in more detail.  As Cara said, following our comments, we will open the call for questions.

Let me start by saying that we are pleased to have recorded both top and bottom line growth, in excess of 20% during the second quarter.  Despite the continuing difficult economic and retail climate, we are able to maintain strong merchandise margins through our disciplined approach to managing the business, and the delivery of timely merchandise assortments.

In addition, we continue to execute our previously stated growth plans by opening 56 new stores in the first six months of the year.  We are also pleased that during the quarter, we not only completed a three for two stock split, but also initiated our company’s first ever dividend payment.

Both of these actions reflect our confidence in the financial strength of Christopher & Banks, our prospects for long-term growth, and our commitment to returning maximum value to our shareholders.  I’d now like to turn the call over Joe and Andy who will provide you with more details on our performance this quarter.

Joe Pennington:	Thank you Bill, and good afternoon everyone.

As Bill mentioned, we were able to achieve both top and bottom line growth in excess of 20% during the second quarter.  Total sales increased 21% to $89.7 million for the quarter, while net income increased to a record $8.5 million for the quarter or 22 cents per diluted share, versus last year’s 17 cents per diluted share.

Our comps store sale during the quarter improved 3% - and year to date through August are now a positive 1%.  By month, we saw the June comps grow by 2%, July increase by 6%, and August slipped to a 1% decrease.

Geographically, the quarter saw a positive comps sale in all areas of the country.  The Northeast and the Mid-Atlantic States during the quarter saw the largest comps store increases.  These states included Maine, Massachusetts, Maryland, Virginia, New York, and Pennsylvania.  This was followed by the lower Midwest states including Oklahoma and Arkansas, and then by the Far West from Utah up through Washington.

Throughout the quarter, there were only two states that recorded comp store declines greater than 1%.  While transactions in our average store declined slightly during the quarter — 2% from last year’s second quarter, this was an improvement from the first quarter when transactions were down 3% from last year’s first quarter.  At the same time, comps store sales were aided by small increase in the average dollars per transaction, and in the average units per transaction relative to last year’s second quarter.

Although we don’t have mall traffic figures, we believe that the decline in transactions that we’ve experienced is attributable to some decline in the level of mall traffic.  We are happy to see that we were able to convert from both a unit standpoint and a dollar standpoint a greater number of those customers and generate a higher transaction value.  We did achieve positive comps for the quarter in both our newer stores and in the mature base.  Andy will give you more detail on that shortly.

During the second quarter, our largest percentage increases were realized in the woven area - woven tops, as well as both denim and non-denim bottom categories.  This was true in both divisions.  Novelty remained important to us, with matching embroideries and appliqués on go-together tops and capris or go-together tops and skirts, being an especially important category.  Tropicals themes also performed very well during the second quarter.

Our inventory turn for the quarter remained on par with last year.  Second quarter performance was 1.1 turn, last year as well as this year.  We continue to keep close watch on the age of our inventory.  And at the end of August, less than 2% of our inventory was more than 120 days old.

Our inventory position as of the end of August, including in-transit inventory was $31.8 million, an increase of 32% over last year.  In-store inventory excluding the in-transit piece, was 27% higher than last year at the end of the second quarter compared to last year’s second quarter.

There was a 21% increase in our end of quarter store count  — this year to last year, from 408 stores last year, to 494 stores this year.  The larger increase in our in-transit merchandise piece was related to changes that we’ve made to improve the flow of merchandise into our stores throughout the September and October period.

When looking at the store opening schedule for September, 19 new stores will open this year, compared to six last year.  Adding these totals to the number of open locations to determine our merchandise needs, the number of stores being merchandised this year is 24% higher than last year.  While in-store inventory, as I mentioned before, is 27% higher than last year.

We continue to conservatively manage our inventory and our open to buy position, to protect both our pricing integrity and our margins, while still allowing for growth in same-store sale.  We maintain the ability to respond quickly to changes in the general business climate and to reallocate funding within our merchandise mix as necessary.

During the quarter, we opened 22 new locations, bringing our total store count to 494 stores — 110 CJ Banks and 384 Christopher & Banks.

Coupled with the first quarter openings, we’ve now opened a total of 56 stores in the first half of the year.  We anticipate opening an additional 41 stores during the third quarter and ending the year with a total of 535 stores.  At year-end, we expect to operate 414 Christopher & Banks locations and 121 CJ Banks locations.  That will mean a net addition throughout the year of 68 Christopher & Banks and 29 CJ Banks.

Stores open during this year are operating on plan, although some stores obviously have been open for only a few weeks. Our plans for continued new store growth during fiscal `05 and

`06 remain unchanged from what we’ve said previously.  We anticipate approximately 20% new store growth in each of the next two years — Growth of approximately 105 stores next year, and in fiscal 2006, approximately 120 to 125 new locations.

For next year, we again expect that openings will be more heavily weighted to Christopher & Banks stores, while CJ Banks’ growth will begin to accelerate in fiscal 2006.

During the next two years, we’ll be aggressively targeting expansion in several key areas.  This includes the Southeast, meaning the Carolinas, Tennessee and Virginia, New England - particularly in Massachusetts, Rhode Island and Connecticut, Texas — especially West Texas, and Northern California.

And with that, I’ll turn the call over to Andy.

Andy Moller:	Thanks, Joe.

As Bill indicated, total sales in the second quarter increased 21% to $89.7 million.  Same store sales increased 3%.  The comp stores opened in fiscal 2001, 2002 and 2003 increased 4% with Christopher & Banks and CJ Bank stores having similar performance.  The mature base of stores opened in fiscal 2000 and earlier increased by 2%.  Our external growth margin decreased by 40 basis points.  Rent expense had 130 basis points of negative leverage, which was substantially offset by improved merchandise margins, primarily due to improved pricing from suppliers.  Selling, general and administrative expense was $21.8 million or 24.3% of sales compared to $18.5 million or 25% of sales last year.

Leverage was gained as last year’s second quarter contained $500,000 of one time expenses related to a severance charge and New York Stock Exchange listing fees.  Operating income as a percent of sales was 15.2% compared to 14.9% last year.  Net income increased 22% to $8.5 million, and diluted earnings per share increased 27% to 22 cents per share.  At the current share price, approximately 38.7 million shares should be used in the diluted earnings per share calculation.

For the first six months of our year, total sales increased 21% to $183.1 million while same store sales increased 1%.  The stores opened in fiscal of 2001, 2002, and 2003 increased 4%, while the mature base declined 1%.  Operating income was $31.6 million or 17.3% of sales for the first six-months compared to $26.8 million or 17.7% of sales last year.  Net income increased 17% to $19.6 million and diluted earnings per share increased 23% to 51 cents per share.

With regard to the balance sheet, we finished the quarter with $64 million in cash and short-term investments compared to $46.8 million last year.  Capital expenditures totaled $11 million for the first six-months with approximately $14 million of additional capital expenditures planned for the remainder of the year.

Inventory was $31.8 million this year compared to $24.1 million last year.  Again, approximately $800,000 of the increase relates to 19 stores opening in September of this year compared to six in September last year.  At the end of the quarter we had approximately 1,690,000 square feet this year compared to 1,388,000 square feet last year.

Now we’ll turn the call back to our moderator to take questions.

Conference Coordinator:	Thank you.

Ladies and gentlemen, at this time if you have a question, you will need to press the star and 1 on your touchtone phone.  Your questions will be taken in the order that they are received.  If your question has already been answered, you may remove yourself from the queue by pressing the pound key.  Also, if you’re using a speakerphone, please pick-up the handset before pressing the buttons.

Once again, the instructions are: if you would like to register a question, please press the star and 1 on your touchtone phone.  And if at anytime you would like to withdraw your question, you may press the pound sign.

We will pause a moment before taking our first question.

Our first question will come from the site of Lauri Brunner with RBC Capital. Go ahead please.

Lauri Brunner:	Hi, thanks. Could you breakout how much of the margin improvement was due to mark-ons versus sourcing?

Andy Moller:	About 100 basis points was sourcing improvement.

Lauri Brunner:

Okay.  And then, Bill, with all these improvement we’ve seen in sourcing in the last couple of quarters, what’s the outlook going forward with respect to more improvement in sourcing?  And can you give us a snapshot of what the environment looks like overseas going forward?

William Prange:	It’s still pretty much the same as it was in the beginning of the year. There’s a tremendous amount of over capacity, and there will continue to be until 2005.

Lauri Brunner:

Okay.  And then Joe, you didn’t mention how the Southern Florida new stores are performing.  Can you give us an update on your Florida stores and what the growth opportunities look like in Florida going forward?

Joe Pennington:

There really isn’t any change to the update that we gave last quarter.  Again, they opened in November.  We said that we wanted to run through this coming holiday before we made any changes.  At this point, as I said before, we have one that’s good, one that’s bad, and two that are in between.  We’ll make our final determination after the holiday.

Joe Pennington:	Texas, New England, the Southeast, and Northern California are areas that we expect to open a lot of stores in over the course of the next two years.

Lauri Brunner:	Lastly Joe - I know you guys do some work with customer focus group, can you update us on when was the last customer focus group completed, and what did you learn from that focus group?

Joe Pennington:	Actually, we haven’t done one in this quarter. We have plans to do them in November of this year.

Lauri Brunner:	When was the most recent one?

Joe Pennington:	We do them for various different things, Lauri. We’ve worked with some people on the Internet in doing some groups as well as doing regular focus groups. Again, we have plans to do them in November.

Lauri Brunner:	Okay. Great. Thanks, guys.

Conference Coordinator:	We’ll take our next question from the site of Christina DeMarvel with Sidoti. Go ahead please.

Christina DeMarvel:	Hi, guys, very solid quarter.

William Prange:	Thanks so much.

Christina DeMarvel:

First, I want to ask about the balance sheet and the Inventory growth.  If I try to tweak the overall number to backup the $800,000 you said incrementally for the stores opening in September and in-transit amount - I get a number like 24% year-over-year increase?  Does that sound right?

Joe Pennington:	No, you get about a 27% increase in in-store inventory, Christina, versus a 24% increase in the number of stores for which we’re holding merchandise.

Christina DeMarvel:	Right.

Joe Pennington:	So you have about 2.5% to 3% differential between the number of stores and the inventory balance.

Christina DeMarvel:	Okay. Would you say that inventory was basically on plan?

Joe Pennington:	Yes. Again, we’ve said that we are planning low single digit comp store increases so you got 3% differential on top of that and what we are holding for new stores.

Christina DeMarvel:	Okay.

Joe Pennington:

The in-transit piece is really a shift in how we’ve chosen to flow our quad four merchandise.  We had a similar situation that we talked about at the end of the first quarter, where we also shifted the flow of quad three merchandise.

Christina DeMarvel:	Right. Okay, I remember.

Joe Pennington:	So it was a very similar in that regard.

Christina DeMarvel:

Okay.  Terrific.  And with respect to the comps that you discussed in September, it looks to me like one of two things: the guidance is very conservative, or you’ve seen a slow down in momentum relative to trends in the second quarter — August in particular.  Can you comment about that?

Joe Pennington:	In August, we reported a minus 1% comp.

Christina DeMarvel:	Right.

Joe Pennington:

It certainly wouldn’t be a slow down from August.  June was plus 2, and July was plus 6.  If you look at the three months combined, we were up 3%, and I think the guidance we gave was flat to a moderate increase.

Christina DeMarvel:	Uh-huh.

Joe Pennington:	We are looking for flat to a modestly positive increase for September.

Christina DeMarvel:

But if I look a little farther back and look at the kind of comps you had in 2000 - well, fiscal `03 and fiscal `02, it looks like you’re up against easier comparisons on a cumulative two-year basis.  So looking at it that way, it would seem to me that what you’re suggesting for September would be something of a slowing - is that accurate.

Joe Pennington:	I don’t quite know how to answer that. Certainly, you have to consider all of the factors that exist out there in terms of the economy, et cetera.

Christina DeMarvel:	Uh-huh.

Joe Pennington:

We said before that we probably didn’t feel the impact of an economic slow down in the beginning as much as perhaps some other companies did.  When we began to hit high unemployment numbers last fall, we really began to feel it, and we still have high unemployment numbers.

Christina DeMarvel:	Uh-huh.

Joe Pennington:	Again, the guidance that we’ve given for the balance of the year is for a low single digit increase in same-store sales.

Christina DeMarvel:	Uh-huh.

Joe Pennington:	That’s still the guidance — until we see some change in the economic patterns.

Christina DeMarvel:	Okay. And then finally, housekeeping question for you Andy, just wondering if you could share with us the ending square footage total at the end of the second quarter.

Andy Moller:	It was 1,690,000 square feet.

Christina DeMarvel:	And can remind me, is that selling square feet?

Andy Moller:	That’s gross square feet.

Andy Moller:	Last year, it was 1,388,000 square feet at the end of the second quarter.

Christina DeMarvel:	Okay, great. Good luck, guys.

Conference Coordinator:	We’ll take our next question from Margaret Whitfield with Brean Murray. Go ahead please.

Margaret Whitfield:

Good afternoon.  I wondered if you could comment on merchandise categories because since last year, it seems like wovens and bottoms have risen to the top, and the sweaters have not been strong.  I wondered if the fall line has hit the stores and if you could comment specifically on the performance of the sweater business, Bill.

William Prange:

It would be almost impossible, Margaret, to continue the growth that that we had been getting.  Now that the department has developed obviously the low hanging fruit has been picked.  We still feel very strong about our sweater business, and again – we don’t run our business like other retailers where we add special sales or promotions just to juice the sales line.  We’re interested in the profit line.  Sweaters still continue to be a dominant department in the company.

Margaret Whitfield:	Are any merchandising changes planned in the near term? Anything that you’re going to intensify or shrink?

Joe Pennington:	Margaret, if I can just add to that. This is Joe again. The sweater department, although it did not have a large percentage increase in the second quarter, was still the dominant category.

Margaret Whitfield:	Uh-huh.

Joe Pennington:	It represented 25% of our business in the quarter versus 28% of our business last year. It’s not because they declined that that percentage went down, it’s because bottoms, and woven tops increased.

Margaret Whitfield:	Uh-huh.

Joe Pennington:	They increased very dramatically compared to last year.

Joe Pennington:	The sweater is still an important category for us.

Margaret Whitfield:	Would it be fair to assume that those trends have continued here in September to date?

Joe Pennington:	In September, we will talk to it when the actual sales are reported.

Margaret Whitfield:	Okay. Two other small questions, I’m assuming that you have had limited hurricane impact, but I just wanted to ask that question.

Joe Pennington:

Yeah, there’s really no measurable impact from the hurricane.  We had one store that was closed for two days.  We probably had a couple of stores that were affected by power outages for short periods of time.  But it was a not a major issue, and as far as the power outage was concerned earlier, that probably cost us 1% on the comp line in August.

Margaret Whitfield:

Okay.  And just for modeling purposes, if you could remind us what the overall impact to earnings was in the last half of last year, in Q3, and Q4 from the West Coast situation, and how that affected last year’s SG&A, and gross margin line.

Joe Pennington	Sure, on a split-adjusted basis, it was two cents in the third quarter, and one cent for the fourth quarter.

Margaret Whitfield:	Uh-huh.

Andy Moller:	And the impact was really in the margin line, there was not anything that would have impacted SG&A.

Margaret Whitfield:	Okay. All right, thank you very much.

Joe Pennington:	Sure.

Conference Coordinator:	Our next question will come from the side of (Murray Wanstrath) with Hibernia South Coast Capital. Go ahead please.

(Murray Wanstrath):	Hi, guys. This is on current trends. Wondering if you could indicate if you’re saying that traffic is continuing from the second quarter in the negative range.

Joe Pennington:

We don’t have any accurate measurements that we purchased or internally have a way of tracking mall traffic.  Based on our transaction data which I gave you, our transactions were down 2% in an average store this quarter compared to the last year second quarter and we would attribute that to lower mall traffic.  Now, that is an improvement from the first quarter.  In the first quarter we were down 3% in transactions versus the year before.

(Murray Wanstrath):	Okay. And on just general merchandise trends — what are you seeing going into this quarter? Are you still seeing the continuation of the matching tops and bottoms?

Joe Pennington:	Yes, bear in mind that we’re only three weeks into the third quarter.

Joe Pennington:

Our third quarter started in September, not in August as is the case with most other companies.  There haven’t really been any new trends that have jumped out over the course of the last two and a half or three weeks.

(Murray Wanstrath):	Okay. Thanks.

Conference Coordinator:	We’ll take our next question from the side of (John Zolidas) with Buckingham Research. Go ahead please.

(John Zolidas):	Hi guys, good afternoon, and nice quarter.

William Prange:	Thanks.

Joe Pennington:	Hi, (John). How are you?

(John Zolidas):	I have a question about the geographic areas that you think that you’d like to concentrate on over the next two years.

Just wondering maybe if you can talk about why you chose those specific areas? I’m particularly curious about Texas.  And then do you see any particular opportunities or extra competition, and therefore challenges in any of those particular markets?

Joe Pennington:

We take them piece by piece.  We’ve operated in New England, in Maine, in Massachusetts, in Connecticut for some time now, and those stores have proven themselves.  It represents an area with a lot of potential growth in terms of the number of locations as well as in terms of being climatically similar to most of our current markets.  From a standpoint of the customer’s mindset, they attuned to our merchandise and to our type of styling et cetera, so it seems like a natural market for us.

I can say all of same things about the mid-Atlantic or the Southeast.  Virginia and Tennessee we opened very strong, and they continue to be very strong showing strong comp store growth.  That seems like a natural area for us to grow into and again there are plenty of a targets of opportunity for new locations.

Texas is a little bit different in that we really only had a couple of stores that we’ve opened in that area, but we have had stores in Oklahoma for a long time.  Our Oklahoma stores perform extremely well, and their comps continue to grow.  The stores we have opened in Texas, particularly West Texas, has been very strong, and really invites our looking at other locations.

In Northern California, we only have one store but we’ve done well in the West in general.  Everything we’ve looked at from a demographic standpoint indicates to us that our business will be strong.  We have one additional store opening in Northern California in a couple of weeks.  If the next couple of stores don’t pan out, we’ll retrench a little bit in our thinking.  But at this point, it certainly looks that it still is a very strong growth area for the next two years.

(John Zolidas):

Great, that’s a good summary.  On the CJ Banks, can you talk a little bit about the store economics of CJ Banks versus Christopher & Banks?  Now that you have a number of those stores, and are starting to get a little bit older.

Do you see the CJ Banks stores reaching the same levels of profitability that Christopher & Banks can, or will they always be slightly below?

Andy Moller:

Well, at this point none of them are mature.  The first stores opened in August of 2000 for the current year openings we are planning $725,000 in sales for the first year whether they are Christopher & Banks, or CJ Banks.  As far as the other details of performance, we really have not discussed those.

William Prange:

I just like to add one thing.  We had a major merchandising change approximately a year ago – 14 months ago.  Previous management of CJ Banks was not following the merchandising strategies that Christopher & Banks uses.  Now, they are 100% on the same page, so I think there’s a lot of room for improvement.

(John Zolidas):	Okay, so net-net, it not looks like it’s still a little bit early to tell, but you do plan it at the same sales level.

Andy Moller:	The ones that are opening this year, have first year sales numbers that are planned very similar.

Joe Pennington:	Now that $725,000 that Andy spoke of is below our average store volume. Our average store volume for last year was $835,000. New stores are planned below our average store volume.

(John Zolidas):

All right, okay.  And then looking out there from a fashion standpoint, or a competitive standpoint for fall, or holiday, do you see anything that you think could either help, or hurt you with regards to the sweater classification, or any of your other major classifications?

William Prange:

No, our assortments are very balanced.  You see a lot of companies talking about these huge bets on corduroy or on certain other yarns and types of sweaters.  We prefer to let the consumer tell us first that something’s going to be very strong with their pocket book and then we respond very quickly.

(John Zolidas):	Okay, great. All right. Thanks a lot, guys.

Conference Coordinator:	Our next question will come from the site of Robin Murchison with Jefferies & Company. Go ahead please.

Robin Murchison:	Hi, good afternoon.

Joe Pennington:	Hello, Robin.

Robin Murchison:	You’re leveraging comp at a 5% rate, correct? Is that when you begin the leverage to your comp?

Andy Moller:	SG&A?

Robin Murchison:	Yeah, I’m sorry. At what comp rate do you leverage?

Andy Moller:	For the full year, it’s in that neighborhood.

Robin Murchison:	Okay. When - I think that’s been constant for a while now. So when might we begin to see that lower?

Andy Moller:

Even in this quarter with the three percent comp we gained leverage.  If you take into account the $500,000 of one-time charges last year, we still gained leverage so we probably have inched it down a little bit.

Robin Murchison:	I also want to ask you about - are you guys feeling any impact from the dollar devaluation?

Joe Pennington:	We certainly haven’t felt it yet. So will we ever see an impact? That is the question on everybody’s mind, quite honestly.

Robin Murchison:	It’s hard to tell.

Joe Pennington:

Certainly if there is an increase in the value of Chinese currency and they have to pay more locally then there’s going to be the tendency to try to recapture that.  But as Bill mentioned before, there’s still so much over capacity.

Robin Murchison:	Uh-huh.

Joe Pennington:	It’s going to be very difficult for them to recapture an increase.

Robin Murchison:	So we wouldn’t really see any thing?

Joe Pennington:	I doubt it very much.

Robin Murchison:	And then Andy, can you comment on the gross margin outlook for the rest of the year based on that single digit comp?

Andy Moller:

Probably, the two pieces that we know would be - that we would still continue to expect negative occupancy leverage and we would expect to see sourcing improvement.  Those two items will probably offset and then the unknown is the amount of markdowns and that’s determined by customer response to the merchandise.

Robin Murchison:

Right.  And then last question, last year, aside from the deck stripe, was there also the issue of just an over assortment of sweater coloration and patterns.  Do you feel like the assortment is more reasonable this year?

William Prange:	Yes, definitely.

Robin Murchison:	Okay, great. Thank you and good luck.

Andy Moller:	Thanks.

Joe Pennington:	Thanks.

Conference Coordinator:	Once again if you’d like to register a question, please press the star and 1 on your touchtone phone. To register a question, please press the star and 1 on your touchtone phone.

We’ll take our next question from the site of (Michael Gamzon) with Cobalt Capital. Go ahead please.

(Michael Gamzon):	All right, thanks. I want to talk a little bit more about SG&A. Andy, you mentioned that sort of a flat year-over-year probably at the percent of sales X the one time cost. Anyways - down a little bit on the dollar basis from the first quarter. I just wonder if there’s anything driving that way or being a little bit more efficient with their SG&A et cetera?

Andy Moller:

Probably, in the second quarter the two things that had some impact on it were the supplies expense for our paper bags, gift boxes, and tissue paper.  Now that we’ve gotten a little bigger, we also bid those out and achieved some savings there.  And then with regard to the bonus, the dollars were the same as last year but that probably resulted in probably around 20 basis points worth of improvement as well.

(Michael Gamzon):	Right. And then quarter-over-quarter, will there be anything the first quarter this year that was unusual versus second quarter this year?

Andy Moller:	Last year in the second quarter we had the one-time charges.

(Michael Gamzon):	Right. That’s about flat last year X the one-time charges first quarter, second quarter, and this year you’re down about probably in the $800,000 or so quarter-over-quarter.

I was wondering if there’s anything there that had to do with bonus accruals or anything like that?

Andy Moller:

Probably the supply piece.  In the first quarter, supplies were higher as a percent of sales.  We bid it out in the second quarter.  We did see improvement there, so that’s the biggest identifiable piece.

(Michael Gamzon):

Okay.  And then if you think about - I guess there’s a bunch of new stores - 41 stores in the third quarter.  How should we think about that in terms of how that would impact the margin structure?  Will that weigh it down - and with remodeling that, obviously the stores take time to ramp up.  About half of the third quarter openings are in this first month and then I guess the other 20 over the next two months.  Is that going to pressure margins at all?  Do the stores ramp up pretty well?

Joe Pennington:	Because of the way we deliver color stories, with six different color stories a year - it really shouldn’t have much pressure. Stores are opening with a pretty fresh inventory.

(Michael Gamzon):	Right.

Joe Pennington:	Since our new stores are running about on our plan right now, it’s not as though we’re building up old inventory in them. So it really shouldn’t put any increased amount of pressure on margins at all.

(Michael Gamzon):	Right. There’s obviously a little bit more SG&A for the stores as per store sales levels are lower.

Andy Moller:

Right.  There’s about $20,000 of start-up costs, but the number of stores that we’re opening this year in the third quarter probably is not all that much different than the number of stores that we opened last year in the third quarter.

(Michael Gamzon):

Okay.  Got it.  And you’ve mentioned the new store productivities, have those been within your plan.  Were they also within plan in the first quarter?  Has there been any changes how new stores are opening this year?

Joe Pennington:	Again you have to bear in mind that some of these store have only been opened for a couple of weeks, a short period of time.

(Michael Gamzon):	Right.

Joe Pennington:	During our first quarter conference call, I characterized them as being slightly above plan.

(Michael Gamzon):	Right.

Joe Pennington:	…and now they’re on plan.

(Michael Gamzon):	Right.

Joe Pennington:	Stores that opened on 8/22 or 8/27, are included in that number.

(Michael Gamzon):	Right. Great, well thanks. That’s all I had.

Conference Coordinator:	Once again if you’d like to register a question, please press the star and 1 on your touchtone phone. Again, to register a question, please press the star and 1 on your touchtone phone.

We’ll take our next question again from the site of Robin Murchison with Jefferies and Company. Go ahead please.

Robin Murchison:	Hi, I’ll try to slip this one in. Is weather helping you, hurting you, or neutral to you in September?

Joe Pennington:	I think weather is probably neutral.

Robin Murchison:	Okay.

Joe Pennington:	It’s been warm in the upper Midwest. It was also warm last year in the upper Midwest.

Robin Murchison:	Uh-huh.

Joe Pennington:

If there are a couple of degrees of difference between years, might it effect comp sales 1% one way or another?  Yes it might but it’s not a big thing as temperatures have been similar to last September.

Robin Murchison:	Okay, great. Thank you.

Conference Coordinator:	Our next question will come from the site of (Lauri Brunner) with RBC Capital. Go ahead please.

(Lauri Brunner):

Hi.  Thanks again.  A question regarding accessories.  That business for a lot of retailers has been so strong lately and you have had a limited amount of accessories in your stores at the end of the year.  Last year, I think you had some scarves.

Any chance to bump that up at all for the holiday season this year or try to get into that business a little bit more going forward.

William Prange:	Yes, we bumped it up. It was a very small base last year but we definitely bumped it up this year.

(Lauri Brunner):	Are you talking about the next few months ahead, Bill, that you’re going to have an increased assortment?

William Prange:	Yes.

(Lauri Brunner):	Okay. And is that beyond scarves? Or can you elaborate on what that would be?

William Prange:	There are a few scarves but I prefer not to elaborate on any other items. I’ll fill you in at the end of third quarter, if that’s all right?

(Lauri Brunner):	Okay, sure. Thanks.

Conference Coordinator:	There are no further questions. Please continue with any closing comments you may have.

William Prange:

Once again, we thank you for joining us this afternoon to discuss our second quarter financial results.  We’ll continue to be pleased with our abilities to consistently execute and deliver strong results despite sluggish consumer spendings and a challenging environment.

We remain committed to delivering a high quality lifestyle, appropriate assortment to our customer.  We’re confident that our healthy balance sheet, strong cash flow, continuing customer loyalty, and disciplined growth strategy will allow us to take advantage of any improvement in economic conditions.

Thanks again and we look forward to talking with you next quarter. Have a great evening.

Conference Coordinator:	Ladies and gentlemen, that does conclude our conference for today. You may all disconnect at this time, and thank you for your participation.

END